Exhibit 99.1

TransAtlantic Petroleum Ltd.

Announces Third Quarter 2010 Operations Update

FOR IMMEDIATE RELEASE

Hamilton, Bermuda (November 10, 2010) – TransAtlantic Petroleum Ltd. (TSX: TNP)(NYSE-AMEX: TAT) is pleased to provide the following update regarding its plans to acquire Thrace Basin Natural Gas, its current operations, and its plan to file financial statements for the quarter ended September 30, 2010.

Form 10-Q for Quarter Ended September 30, 2010

Yesterday we filed a Form 12b-25, giving us an additional five days to file our Form 10-Q for the quarter ended September 30, 2010. We filed the Form 12b-25 because we need additional time to complete the financial statements to be contained in the Form 10-Q. The delay in completing the financial statements is due to the diversion of time and resources to the completion of the financial statements required to be filed with our Amendment No. 1 to Current Report on Form 8-K/A relating to our recent acquisition of Amity and Petrogas. We expect to file the Form 10-Q within the period described under Rule 12b-25.

Planned Acquisition of Thrace Basin Natural Gas

On November 8, 2010, we entered into an option agreement to acquire Thrace Basin Natural Gas Turkiye Corporation and Pinnacle Turkey, Inc. (collectively, “TBNG”) for an aggregate purchase price of $100.0 million in cash and 18.5 million of our common shares. TBNG currently produces approximately 25.0 million cubic feet of natural gas per day in the Thrace Basin and holds interests in a total of approximately 600,000 net onshore acres and 360,000 net offshore acres in Turkey.

We expect to form a special purpose entity to complete the acquisition, with third party investors providing $100 million in funding toward the purchase price. Those investors would hold approximately 65% of TBNG’s current production and acreage. We would pay 18.5 million of our common shares for approximately 35% of TBNG’s current production and acreage and 100% of TBNG’s oil field service equipment and related assets, which includes five drilling rigs. We paid a $10.0 million option fee to the owner of TBNG and have until February 11, 2011 to exercise the option. In the event we do not exercise the option, $5.0 million of the option fee will be returned to us.

“Over the past two decades Thrace Basin Natural Gas has built the most efficient operation I have seen. The acquisition of Thrace Basin Natural Gas and Pinnacle would be the final component in our Thrace Basin strategy. We would complete our presence in the Thrace Basin with additional acreage and an operational base on the southern flank of the basin. This would expand our inventory of shallow gas targets and is a very attractive area for deeper conventional and unconventional gas. In addition, the oil field service equipment will serve us well as we continue to ramp up our activity in Turkey. I can’t overstate how pleased I would be to have the employees of Thrace Basin Natural Gas join the TransAtlantic team,” said N. Malone Mitchell, 3rd, the Company’s Chairman.

Operations Update

For the quarter ended September 30, 2010 our net production, after royalty, was 177,755 barrels of oil at an average rate of 1,932 net barrels per day and 514,179 thousand net cubic feet of natural gas at an average rate of 5,588 thousand net cubic feet per day. Net oil production increased in the third quarter of 2010 as compared to the second quarter of 2010 by 5%, while net natural gas production increased quarter-to-quarter by 45%.

Turkey Operations – Thrace Basin

For the past several months we have been working with Turkiye Petrolleri Anonim Ortakligi (“TPAO”), the national oil company of Turkey, planning our first fracture stimulations. In October 2010, we successfully pumped the first modern fracture stimulation in Turkey on the Kepirtepe-1 well on License 3791 in the Thrace Basin to test non-commercial natural gas shows in the Mezardere sands at approximately 12,000 feet. The single-stage fracture stimulation was pumped using our high pressure and high volume pumping units, sand blenders and miscellaneous support equipment. Initial flow rates exceeded 4.0 million cubic feet of natural gas per day with some condensate and water. “We expect to complete cleaning of the perforations and final testing of the well with coiled tubing and nitrogen units in late November 2010. The initial flow rate, while preliminary, points to potential production from unconventional tight sands, and we expect to continue applying modern fracture stimulation technology to existing and new wells drilled in the Thrace Basin. By year-end 2010, we expect to have completed single-stage fracture stimulations in four of the five known reservoirs on our acreage in the Thrace Basin. Once we have refined our fracture stimulation techniques on less expensive re-entries, we plan to commence drilling at locations optimized for unconventional potential,” said Gary Mize, the Company’s President.

Our emphasis in the Thrace Basin has been on defining an inventory of drillable conventional and unconventional targets. Current production is approximately 10.0 million cubic feet of natural gas per day net to our interest, before royalty. In addition we have approximately 10.0 million cubic feet of natural gas per day awaiting connection to pipelines. We expect to bring approximately half of that production on line before year-end 2010, with the balance brought on line in the first quarter of 2011.

As a result of our acquisition of Amity and Petrogas, our acreage in the Thrace Basin increased by approximately 1.3 million gross acres. To accelerate the evaluation of this additional acreage, we have completed two new 3D seismic surveys and are currently acquiring additional 3D seismic data. By mid-2011, we expect to be operating five drilling rigs in the Thrace Basin, with two rigs targeting shallower conventional targets and three rigs targeting deeper targets.

Turkey Operations – Southeastern Turkey

Syrian Trend—Bakuk

We have re-entered the Bakuk-2 well on License 4069 (50% interest) with the intention of testing the oil potential of the well. Well records indicate that oil was encountered while drilling, although that oil was incapable of flowing to the surface. “We should know within a couple of weeks if we have a commercial oil leg at Bakuk,” said Mr. Mize. He continued, “Regardless, we expect to focus on delineating reserves, whether oil from around the Bakuk-2 well or natural gas from around the Bakuk-101A well, over the next year.” Construction has begun on a gas pipeline, which would connect the Bakuk-101A well to a pipeline to the south. Limited gas sales from the well, which tested at 10.0 million cubic feet per day before being shut in, could begin by year-end 2010.

To the south of the Bakuk anticline on License 4069, where we recently acquired 3D seismic data, we are likely to drill a well in the first quarter of 2011. We were recently awarded License 4642, which sits to the east of Bakuk along the Syrian border, and we have begun planning a seismic survey of the license.

Selmo Oil Field

We have now drilled 10 wells at the Selmo oil field in 2010 and are currently drilling an additional two wells. With two rigs now running in Selmo, we expect to drill 16 total wells this year. “By drilling underbalanced and using downholes motors, we have cut the average drilling time from 25 days to less than 20 days,” said Mr. Mize. “Our goal is to bring that down to 15 days or less. With the additional wells coming on, we are seeing production build. Production in Selmo averaged 2,152 barrels of oil per day for the month of October.”

Paleozoic Trend

In late September 2010, we began a 270 square kilometer 3D seismic survey on the southern portion of License 3118. The survey, which covers the Arpatepe oil field area, is now almost 70% complete. Processing should be complete by year end 2010, and we anticipate resuming drilling in the first quarter of 2011. “Our primary objective in the Paleozoic Trend is the Bedinan sandstone, which is the productive zone in the Arpatepe wells. However, we plan on fracture stimulating the Dadas shale in the Gosku-1 well and believe that the Dadas may prove to be a productive reservoir,” said Mr. Mize.

License 4175

As previously announced, on License 4175 (100% working interest), we drilled the Kaletepe-1 well to a total depth of 10,695 feet. We did not encounter any oil shows while drilling and did not encounter our primary pre-drilling objective, a Paleozoic-aged reservoir. We are developing a plan to test zones that appear to be productive from a log analysis, although we do not expect to make a commercial well.

Morocco Operations

In Morocco, we re-drilled the HKE-1bis well on the Ouezzane-Tissa exploration permits (50% farm-in), reaching total depth in October 2010, completing our contractual and license drilling commitments on these permits. We have run production casing and will attempt to complete the HKE-1bis well in November 2010. In early November 2010, we acidized the Burdigalian zone in the HR-33bis well on the Tselfat exploration permit (100% working interest), which stimulated the flow of oil. While we have only flowed the well for less than a week, we are encouraged by the potential of the well.

Conference Call

The Company will host a conference call to discuss this release on Wednesday, November 10, 2010, at 8:30 a.m. Eastern, 7:30 a.m. Central. The call will be open to the public. To access the conference call, please contact the conference call operator at 877-878-2762, or 678-809-1005 for international calls, approximately 10 minutes prior to the scheduled start time, and ask for the TransAtlantic conference call. The pass code is 20306476. The call may also be accessed via the Company’s website. To access the call, click on “Investors,” select “Events,” and click on “Webcast” found below the event listing.

About TransAtlantic

TransAtlantic Petroleum Ltd. is a vertically integrated, international energy company engaged in the acquisition, development, exploration, and production of crude oil and natural gas. The Company holds interests in developed and undeveloped oil and gas properties in Turkey, Morocco, and Romania. The Company owns its own drilling rigs and oilfield service equipment, which it uses to develop its properties in Turkey and Morocco. In addition, the Company provides oilfield services and contract drilling services to third parties in Turkey.

Forward-Looking Statements

This news release contains statements regarding the acquisition of companies, the acquisition of seismic data, the drilling, testing, stimulation, completion and production of oil and gas wells, the timing of such acquisition of companies, acquisition of seismic data, drilling, testing, stimulation, completion and production of oil and gas wells, as well as other expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions which may prove to be incorrect. In addition to other assumptions identified in this news release, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include but are not limited to the continuing ability of the Company to operate effectively internationally, reliance on current oil and gas laws, rules and regulations, volatility of oil and gas prices, fluctuations in currency and interest rates, imprecision of resource estimates, the results of exploration, development and drilling, imprecision in estimates of future production capacity, changes in environmental and other regulations or the interpretation of such regulations, the ability to obtain necessary regulatory approvals, weather and general economic and business conditions. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Contact:

Matt McCann, CEO
Scott C. Larsen, Executive Vice President
Phone: (214) 220-4323
Internet:	http://www.transatlanticpetroleum.com
Address:	5910 N. Central Expressway
Suite 1755
Dallas, Texas 75206